PERFORMANCE SHARE UNIT AGREEMENT
(ADJUSTED CASH FLOW)
PURSUANT TO THE
AMENDED AND RESTATED U.S. SILICA HOLDINGS, INC.
2011 INCENTIVE COMPENSATION PLAN

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Participant:

Grant Date:

Number of Performance Share Units Granted at Target Performance:

Number of Performance Share Units Granted at Maximum Performance:

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    THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between U.S. Silica Holdings, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Amended and Restated U.S. Silica Holdings, Inc. 2011 Incentive Compensation Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the performance share units (“PSUs”) provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan and the Company’s Executive Compensation Clawback Policy (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement (including Exhibit A and Addendum A hereto) shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and the Executive Compensation Clawback Policy and that the Participant has read the Plan and the Executive Compensation Clawback Policy carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.Grant of Performance Share Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of PSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the PSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3.Vesting.
(a)Performance-Based Vesting. Subject to the provisions of Sections 3(b) through 3(f) hereof, one-third of the PSUs subject to this grant (each such third, a “Tranche”) shall become performance vested based on the level of achievement of the Performance Goal (as defined in Exhibit A hereto) for the applicable performance period set forth on Exhibit A hereto (each, a “Performance Period”), in accordance with the schedule below and Exhibit A hereto, provided that (subject to the provisions of Sections 3(c) and 3(d) hereof), the Participant remains employed with the Company or its Affiliates through the end of the third Performance Period:

Performance Goal Achievement	Number of PSUs Vested as Percentage of Target
Less Than Threshold Amount	0%
Threshold Amount	50% (Threshold)
Target Amount	100% (Target)
Equal to or Greater Than Maximum Amount	200% (Maximum)

To the extent that the actual level of achievement of the Performance Goal for a Performance Period hereunder is between any two levels provided in the table above, the number of PSUs to become performance vested with respect to the corresponding Tranche shall be determined on a pro rata basis using straight line interpolation; provided that no PSUs shall become vested with respect to a Tranche if the actual level of achievement of the Performance Goal for the corresponding Performance Period is less than the Threshold level of performance set forth in the schedule above; and provided, further, that the maximum number of PSUs that may become vested with respect to a Tranche shall not exceed the number of PSUs set forth in the schedule above corresponding to the Maximum level of performance set forth in the schedule above.

Notwithstanding the foregoing, in the event that a Change in Control occurs prior to the last day of the third Performance Period, the number of PSUs that will become performance vested hereunder will be determined in accordance with this paragraph. For any Performance Period that ends on or prior to the date on which such Change in Control occurs, the number of PSUs that will become performance vested with respect to the corresponding Tranche will be determined in accordance with the schedule above based on the actual level of achievement of the corresponding Performance Goal. For any Performance Period that is in effect on the date on which such Change in Control occurs, the number of PSUs that will become performance vested with respect to the corresponding Tranche will equal the number of PSUs that would have become performance vested in accordance with the schedule above based on (i) the actual level of achievement of the corresponding Performance Goal as of the date of such Change in Control (assuming for such purpose that such Change in Control had occurred on the last day of the Performance Period) or (ii) the Target level of performance set forth in the schedule above, whichever is greater. For any Performance Period that was scheduled to commence after the date on which such Change in Control occurs, the number of PSUs that will become performance vested with respect to the corresponding Tranche will equal the number of PSUs that would have become performance vested in accordance with the schedule above based on the Target level of performance set forth in the schedule above. Following such Change in Control, the number of PSUs determined in accordance with the immediately preceding sentence will vest (x) on the last

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day of the Performance Period, if the Participant remains employed with the Company or its Affiliates through the end of the third Performance Period, or (y) if applicable, in accordance with the provisions of Sections 3(b) and 3(c) hereof.

(b)Termination due to death or Disability, without Cause or due to Retirement. Subject to the provisions of Sections 3(c) and 3(d) hereof, in the event of the Participant’s Termination as a result of death or Disability, by the Company without Cause, or due to the Participant’s “Retirement” (as defined below) at any time prior to the end of the third Performance Period, the requirement that the Participant remain in the continued employment of the Company or its Subsidiaries through the end of the third Performance Period in order for the time-based vesting condition to be satisfied under Section 3(a) hereof shall be waived as of the date of such Termination. Thereafter, the PSUs shall continue to remain outstanding until the Committee can certify the actual level of achievement of the Performance Goal for the third Performance Period, and the PSUs shall become vested or be forfeited based on actual performance on a pro rata basis (as determined in accordance with the following sentence) in accordance with the otherwise applicable vesting conditions set forth in Section 3(a) hereof, and shall be paid, to the extent so vested, as provided in Section 4 hereof. For purposes of determining the pro rata number of PSUs to become vested under this Section 3(b), the number of PSUs that would have become vested based on actual performance for all three Performance Periods in accordance with Section 3(a) hereof shall be multiplied by a fraction, the numerator of which is the number of calendar days in the period beginning with the date of commencement of the first Performance Period and ending on the date of such Termination, and the denominator of which is one thousand ninety six (1,096). For purposes hereof, the term “Retirement” shall mean the Participant’s voluntary Termination of Employment at or after age sixty-five (65) or such earlier date after age fifty (50), in either case, as may be approved by the Committee in its sole discretion with regard to the Participant.
(c)Change in Control. Notwithstanding the provisions of Sections 3(a) and 3(b) hereof, in the event of the Participant’s Termination as a result of death or Disability, by the Company without Cause, by the Participant for “Good Reason” (as defined below) or as a result of the Participant’s Retirement, in any case, at any time upon or following a Change in Control but prior to the end of the third Performance Period, the PSUs shall become vested as of the date of such Termination to the extent that the Performance Goals for the Performance Periods, as determined in accordance with Section 3(a), were achieved as of the date of such Change in Control, and shall be paid, to the extent so vested, as provided in Section 4 hereof. For purposes hereof, the term “Good Reason” shall mean (i) a material reduction in the Participant’s annual base salary rate of compensation; (ii) a required relocation of more than 50 miles from the Participant’s primary place of employment with the Company or its Affiliates; or (iii) a material, adverse change in the Participant’s title, reporting relationship, authority, duties or responsibilities; provided, however, that to invoke a Termination for Good Reason, (A) the Participant must provide written notice to the Company within thirty (30) days of the event the Participant believes constitutes Good Reason, (B) the Company must fail to cure such event within thirty (30) days of the receipt of such written notice and (C) the Participant must terminate employment within five (5) days following the expiration of the Company’s cure period described above.
(d)Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the PSUs at any time and for any reason.
(e)Effect of Detrimental Activity. The provisions of Section 10.4 of the Plan regarding Detrimental Activity shall apply to the PSUs.

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(f)Forfeiture. Subject to the provisions of Sections 3(b) through 3(e) hereof, all unvested PSUs shall be immediately forfeited upon the Participant’s Termination for any reason.
4.Settlement of PSUs; Payment.
(a)General. Subject to the provisions of Sections 4(b) and 4(c) hereof, the Participant shall receive the number of shares of Common Stock that correspond to the number of PSUs that have become vested hereunder; provided that the Participant shall be obligated to pay to the Company the aggregate par value of the shares of Common Stock to be issued within ten (10) days following the issuance of such shares unless such shares have been issued by the Company from the Company’s treasury.
(b)Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made, and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder.
(c)Deferrals. If permitted by the Company, the Participant may elect, subject to the terms and conditions of the Plan and any other applicable written plan or procedure adopted by the Company from time to time for purposes of such election, to defer the distribution of all or any portion of the amounts that would otherwise be distributed to the Participant hereunder (the “Deferred PSUs”), consistent with the requirements of Section 409A of the Code. Upon the vesting of PSUs that have been so deferred, the Deferred PSUs shall be credited to a bookkeeping account established on the Participant’s behalf (the “Account”). Subject to Section 5 hereof, the Deferred PSUs credited to the Participant’s Account shall be settled and paid to the Participant in accordance with the terms and conditions of the Plan and the other applicable written plans or procedures of the Company, consistent with the requirements of Section 409A of the Code.
5.Dividends; No Rights as Stockholder. Cash dividends on shares of Common Stock underlying the PSUs shall be credited to a dividend book entry account on behalf of the Participant with respect to each PSU granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the payment for the PSUs vested under Section 4(a) hereof is made to the Participant in accordance with the provisions hereof. Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each PSU granted to the Participant, provided that such stock dividends shall be paid in cash at the same time that the payment for the PSUs vested under Section 4(a) hereof is made to the Participant in accordance with the provisions hereof. For clarity, no such cash shall be paid to the Participant with respect to any PSUs that are not earned or are forfeited. The Participant shall have no rights as a stockholder with respect to the PSUs.
6.Non-Transferability. No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs as provided herein.
7.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

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8.Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the PSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Any minimum statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder; provided, however, that, at the Participant’s discretion, the number of shares of Common Stock otherwise deliverable to the Participant may be further reduced in an amount up to the maximum individual tax rate in the Participant’s particular jurisdiction, and only if the Company has a statutory obligation to withhold taxes on the Participant’s behalf, in such case only if such reduction would not result in adverse financial accounting treatment, as determined by the Company (and in particular in connection with the effectiveness of the amendments to FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended by FASB Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting)..
9.Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 9.
10.Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:
(a)The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 10.
(b)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).
(c)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
    11.    Restrictive Covenants. Participant agrees and understands the primary consideration for Participant’s receipt of the shares of Restricted Stock under this Agreement is Participant’s compliance with the restrictive covenants in this Section 11. Participant

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further understands that the restrictive covenants stated in this Section are independent of and severable from one another.
(a)    Definitions. See Addendum A.
(b)    Non-Competition During Employment. Participant acknowledges that employment creates a relationship of trust, loyalty, and confidence between Participant and the Company. During the Employment Period, Participant shall not directly or indirectly, in any Capacity: (i) engage in a Competing Business and/or preparations for engaging in a Competing Business; provided however, that nothing herein shall prohibit Participant from holding or being beneficially interested in less than 5% of the outstanding equity securities of any publicly reporting company; or (ii) engage in any other activity, interest or association that is hostile or adverse to the interests of the Company.
(c)    Non-Competition Post-Employment. During the Restricted Period, Participant shall not directly or indirectly, in any Capacity, engage in Restricted Activities for a Competing Business within the Geographic Area.
(d)    Customer Non-Solicitation. During the Restricted Period, Participant shall not directly or indirectly, in any Capacity, induce, encourage or solicit, or attempt to induce, encourage or solicit any Customer (regardless of whether Participant initiates contact for such purposes) to: (i) do business with a Competing Business; or (ii) divert, reduce, restrict, or terminate business or business relationships with the Company and/or any other Company Party.
(e)    Employee/Independent Contractor Non-Solicitation & No-Hire. During the Restricted Period, Participant shall not directly or indirectly, in any Capacity: (i) attempt to or actually recruit or solicit any employee or independent contractor of the Company and/or any other Company Party, to work or provide services to a Person other than the Company or a Company Party, or to terminate employment with or otherwise cease work for the Company and/or any other Company Party, regardless of whether Participant initiates contact for such purposes; or (ii) employ and/or establish an independent contractor relationship with any Person who is or was an employee or independent contractor of the Company and/or any other Company Party at any time during the Reference Period. Nothing in this Section should be construed to affect any responsibility Participant may have as an employee of the Company, with respect to the bona fide hiring and firing of Company personnel.
(f)    Media Nondisclosure. At all times, during and after the Employment Period, Participant shall not directly or indirectly disclose to the Media any information relating to any aspect of Participant employment or termination from employment with the Company and/or any other Company Party, any non-public information related to the business of the Company and/or any other Company Party, and/or any aspect of any Dispute unless permitted or required by law.
(g)    Non-Disparagement. At all times, during and after the Employment Period, Participant shall not make any communications in any form to any Media or Customer that would constitute libel, slander or disparagement of the Company and/or any other Company Party and its/their current or future officers, employees, directors, and agents; provided, however, that the terms of this Section shall not apply to communications by Participant that are privileged as a matter of law. Participant shall not in any way solicit any such communications from others.

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(h)Acknowledgements. Participant acknowledges that: (i) Participant’s services to the Company are of a special, unique, and extraordinary character; (ii) Participant’s position with the Company will place Participant in a position of confidence, loyalty, and trust with respect to the operations of the Company; (iii) Participant will benefit from continued employment with the Company; (iv) Participant’s experiences and capabilities are such that Participant can seek gainful employment after the Termination Date without violating this Agreement; (v) the restrictive covenants set forth in this Agreement will continue in force even in the event of change in Participant’s job title, position, or duties, unless the Parties sign a new agreement to replace this Agreement; (vi) the non-competition and non-solicitation provisions of this Agreement are fair and reasonable in duration, territory, and scope of activity; (vii) the non-competition and non-solicitation provisions of this Agreement are necessary to protect the Company's legitimate business and economic interests, including its Intellectual Property, Proprietary Information, and customer goodwill; and (viii) Participant’s engaging in any service or activity contrary to the promises in Section 11(b), (c), (d), (e), (f), or (g) would jeopardize the Company’s Intellectual Property, Proprietary Information, and/or customer goodwill.
(i)Notice & Extension. Upon the Termination Date and during the Restricted Period, Participant shall keep the Company apprised of Participant’s correct address and the name and address of Participant’s employer, and of any changes in same. The Restricted Period will be extended by one day for each day that Participant is determined to be in violation of any restrictive covenant stated in Section 11(b), (c), (d), (e), (f), or (g) as determined by a court of competent jurisdiction.
(j)Equitable Remedies. Participant acknowledges that (i), the Company would sustain immediate and irreparable loss and damage if Participant were to breach any of such covenants, and (ii) the Company’s remedy at law for such a breach will be inadequate. Accordingly, Participant agrees and consents that the Company, in addition to the recovery of damages and all other remedies available to it, at law or in equity, shall be entitled to, without posting a bond, seek both temporary, preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Participant of any covenant contained in this Section.

        12.    Entire Agreement; Amendment. This Agreement, together with the Plan and the Executive Compensation Clawback Policy, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
        13.    Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

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        14.    No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
        15.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
        16.    Compliance with Laws. The grant of PSUs hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the PSUs pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
        17.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
        18.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
        19.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
        20.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
        21.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
        22.    Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of PSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the PSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s

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ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

U.S. SILICA HOLDINGS, INC.

By:

Name:

Title:

PARTICIPANT

Name:

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Exhibit A

1.Performance Periods. The Performance Periods are as follows:
(a)The first Performance Period is the 2023 calendar year;
(b)The second Performance Period is the 2024 calendar year; and
(c)The third Performance Period is the 2025 calendar year.
2.Performance Goal. The Performance Goal for each Performance Period is Adjusted Cash Flow.
(a)“Adjusted Cash Flow” means Adjusted EBITDA, minus Capital Expenditures, plus or minus the change in Working Capital, plus or minus Other Adjustments (as each such term is defined below).
(b)“Adjusted EBITDA” means Adjusted EBITDA as reported in the Company’s Management’s Discussion & Analysis set forth in the Company’s Annual Report on Form 10-K as filed with the U.S, Securities and Exchange Commission (the “Form 10-K”); provided, however, that if the Form 10-K does not set forth Adjusted EBITDA, “Adjusted EBITDA” shall mean Adjusted EBITDA as reported in the Company’s press release announcing full year financial results for the applicable year.
(c)“Capital Expenditures” means “Capital expenditures” as set forth in the Company’s year-end Consolidated Statements of Cash Flows as reported in the Company’s Form 10-K.
(d)“Other Adjustments” means other adjustments impacting the Company’s cash flows approved by the Committee, which were not anticipated or budgeted for by the Company in the Company’s annual budget for the particular year, including, without limitation, adjustments relating to the impact from asset sales; mergers & acquisition activities (including the impact of assumption of post-closing liabilities); unanticipated insurance proceeds or settlements; unanticipated legal expenses and judgments; cash incentive compensation paid to the Company’s employees; non-recurring items as determined in accordance with U.S. generally accepted accounting principles (“GAAP”); changes in accounting standards; changes in pension costs and discontinued operations; changes in currency exchange rates; changes in interest rates; and extraordinary items as determined in accordance with GAAP.
(e)“Working Capital” means the change in net trade payables, plus net trade accounts receivable, plus net inventory, in each case of the Company and its Subsidiaries.
3.Establishment of Threshold, Target and Maximum Amounts. The Committee will establish the amounts of Adjusted Cash Flow that must be achieved for each Performance Period in order for the PSUs to become performance vested at the percentages corresponding to the Threshold Amount, Target Amount and Maximum Amount in the schedule set forth in Section 3(a) of the Agreement, no later than March 31st of such Performance Period.
4.Determination of Achievement of Performance Goal. The Committee will certify the level of achievement of the Performance Goal for each Performance Period within 60 days after the end of such Performance Period (or the date on which a Change in Control occurs, if applicable); provided that, if a Change in Control occurs prior to the last day of a Performance Period, the Committee will certify the level of achievement of the Performance Goal for such Performance Period, no later than 30 days after the date of such Change in Control.

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ADDENDUM A
Restrictive Covenant Definitions
1.“Capacity” means, on Participant’s own behalf and/or on behalf of any other Person, owning, investing or otherwise taking a financial interest in, managing, operating, controlling, being employed by, being associated or affiliated with, providing services as a consultant or independent contractor to, and/or participating in the ownership, management, operation or control of; provided, however, that this definition does not preclude ownership of less than 1% of the outstanding equity securities of any publicly reporting company.
2.“Company Party(ies)” means the Company and all other Persons controlled by, controlling, or under common control with, the Company, together with their respective successors in interest. The term Company Party(ies) specifically includes Coated Sand Solutions, LLC, a wholly-owned subsidiary of Company, and all other affiliated entities of GGC USS Holdings, LLC and U.S. Silica Holdings, Inc. as the equity owners of U.S. Silica Company.
3.“Competing Business” means the business of research, development, design, training, testing, manufacture, production, marketing, licensing, supply and/or sales, as applicable, of products and/or services that are the same or substantially similar to the products and/or services that the Company or any other Company Party supplied, manufactured, produced, designed, sold and/or marketed during the Reference Period. The term Competing Business includes without limitation, research, development, design, training, testing, manufacture, production, marketing, licensing, supply and/or sales relating to silica, kaolin, aplite, florisil and related products, including without limitation, resin coated sand proppants for oil and gas well fracing. The term Competing Business also includes, without limitation, the Competing Business entities listed in Addendum B to this Agreement, if any.
4.“Customer” means (a) any Person in a business relationship with any Company Party for which Participant, or any employees working under Participant’s direct supervision, had responsibility during the Reference Period; (b) any Person in a business relationship with any Company Party about which Participant learned Proprietary Information as a result of employment with any Company Party during the Reference Period; and/or (c) any Person that has purchased or licensed products or services from any Company Party of the kind produced or provided with the use of Participant’s specialized knowledge during the Reference Period. The term Customer also includes, without limitation, the Customer entities listed in Addendum B to this Agreement, if any.
5.“Dispute(s)” means any controversies or claims (including all claims pursuant to common and/or statutory law) between the Parties, including without limitation, any controversies and/or claims arising from and/or relating to: (a) the subject matter of this Agreement; (b) Participant’s employment with and/or termination from the Company and/or any other Company Party; and/or (c) the Parties’ relationship.
6.“Employment Period” means the Participant’s term of employment, from the first day of Participant’s work for the Company or any other Company Party through the last day of Participant’s work for the Company or any other Company Party. The Employment Period is not dependent on the date of this Agreement.
7.“Geographic Area” means the counties, cities, states or other territories within the United States, as applicable: (a) encompassed by Participant’s job duties, responsibilities and actual job activities for the Company and/or any other Company Party during the Reference Period; (b) encompassing the office(s) of the Company or any other Company Party where Participant worked, was based, was supported and/or for which the Participant was responsible, during the Reference Period; and (c) where the Company and/or any other Company Party sells products or services of the kind produced or provided with the use of Participant’s specialized
        Addendum A

knowledge during the Reference Period, including without limitation, resin coated sand proppants for oil and gas well fracing. The term Geographic Area includes, without limitation, the named Geographic Areas listed in Addendum B to this Agreement, if any.
8.“Intellectual Property” means all Work Product that is directly or indirectly written, conceived, discovered, reduced to practice, developed and/or made, whether in oral, written, tangible or intangible form: (a) by Participant, alone or with others in the course of Participant’s employment with or services to the Company and/or any other Company Party (including without limitation, the Employment Period and employment or services prior to the Effective Date); (b) using any equipment, supplies, facilities, assets, information (including without limitation Proprietary Information), or resources of, owned, leased or controlled by the Company and/or any other Company Party; (c) relating to or resulting from Participant’s work for, duties with and/or tasks assigned to Participant by, the Company; and/or (d) relating to or resulting from the Company’s and/or any other Company Party’s actual or planned business, products, services and/or research and development. Intellectual Property does not include Work Product that fails to meet one or more of the foregoing requirements.
9.“Media” means any station, publication, show, website, web log (blog), bulletin board, social networking site, chat room, program and/or news organization (past, present and/or future), whether published through the means of print, radio, television, email, text message, the Internet or otherwise, and any member, representative, agent and/or employee of the same.
10.“Proprietary Information” means any and all information, material and/or data of, relating to, owned in whole or in part by, licensed to, assigned or conveyed to, and/or in the possession, custody or control of the Company or any other Company Party (and/or their Customers), regardless of media, format, or original source, that is confidential, proprietary and/or a trade secret: (a) by its nature; (b) based on how it is designated or treated by any Company Party (including any designations in this Agreement); (c) based on the significance of its existing or potential commercial value or business utility; (d) such that its retention, withholding, appropriation, use or disclosure would have a material adverse affect on the business or planned business of any Company Party; and/or (e) as a matter of law. Examples of Proprietary Information include the following, without limitation: (a) Intellectual Property; (b) Work for Hire; (c) any and all information, material and/or data related to the Company’s and/or any Company Party’s program(s) of research, development, training and/or production relating to silica, kaolin, aplite, florisil and related products, including without limitation, resin coated sand proppants for oil and gas well fracing; and (d) any and all other information, material and/or data about the Company’s and/or any Company Party’s products, processes, machines, services, research, development, manufacturing, purchasing, finance, data processing, engineering, marketing, merchandising, selling, and/or customers.    Proprietary Information specifically includes, without limitation, any and all information, material and/or data that is referenced in the foregoing definition and examples of Proprietary Information, that is created, contributed by, discovered, known to, disclosed to, accessed by, and/or developed by Participant during the Employment Period, and/or that otherwise comes within Participant’s possession, custody or control as a result of Participant’s employment with the Company. Proprietary Information does not include material, data and/or information that: (e) any Company Party has voluntarily and intentionally placed in the public domain for public disclosure; (f) has been lawfully and independently developed and publicly disclosed by third parties without any direct or indirect access to any Proprietary Information; and/or (g) otherwise enters the public domain through lawful means; provided, however, that the unauthorized retention, withholding, appropriation, use or disclosure of Proprietary Information by Participant, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.
11.“Reference Period” means the lesser of: (a) the Employment Period; or (b) the twenty-four (24) months prior to the Termination Date.
        Addendum A

12.“Restricted Activities” means work activities, duties and/or responsibilities that are the same as, substantially similar to, or include, the kind of work activities, duties and/or responsibilities that Participant had with the Company and/or any other Company Party during the Reference Period. The Restricted Activities may include, without limitation, (a) engaging in or directly supporting the sale, licensing, or marketing of any resin coated sand proppants for oil and gas well fracing, (b) engaging in or directly supporting the servicing, supplying, training, consulting, or development of relationships and goodwill with any customer or potential customer of the Company for any resin coated sand proppants for oil ahnd gas well fracing, and/or (c) engaging in or directly supporting the research, development, testing, manufacturing, or processing of any resin coated sand proppants for oil and gas well fracing.
13.“Restricted Period” means the Employment Period and the twenty-four (24) month period commencing on the Termination Date.
14.“Termination Date” means the last day of the Employment Period.
15.“Work for Hire” means all Work Product created or developed by Participant in whole or in part during the Employment Period that falls under the category of “work for hire” under the copyright laws of the United States, including without limitation works of authorship, computer software and related works. Work for Hire includes without limitation, all programs and other work or documentation written or created by Participant in the general areas of research and development being pursued by or under study by the Company.
16.“Work Product” means all patents and patent applications, all inventions (including without limitation all types of technical, artistic or commercial creative work), innovations, discoveries, creative works, works of authorship, improvements, research, developments, modifications, enhancements, software, computer programs, circuit and logic diagrams, circuit layouts, mask works, concepts, ideas, know-how, methods, methodologies, designs, formulae, formulations, drawings, processes, techniques, skills, algorithms, data, flow charts, sketches, schematics, drawings, blue prints, silk screens, models, plans, specifications, micro codes, lab books, documentation, research reports, analyses, all similar or related information (in each case whether patentable or not), all copyrights and copyrightable works, all trade secrets and confidential information, all trademarks, branding and service marks, and all other forms of intellectual property.
        Addendum A

ADDENDUM B
Restrictive Covenant References
1.    Competing Businesses
(all entities listed shall include affiliates of such entities)

        Addendum B

•Active Minerals
•Alpine Materials, LLC
•Alpine Silica
•Antero Resources Corporation
•Atlas Sand Company, LLC
•Badger Mining Corporation
•Black Mountain Sand, LLC
•Canadian Sand and Proppants, Inc.
•Capital Sand Company Inc.
•Carbo Ceramics Inc.
•Chemviron/Calgon Carbon Corporation
•Chesapeake Minerals
•Clariant Specialty Chemicals
•Covia Holdings Corp.
•Dicalite Management Group, Inc.
•EOG Resources, Inc. •Explore Group, LLC / Explore Logistics
•Grit Energy Solutions, LLC
•Grit Energy, LLC
•Hi-Crush Inc. and Subsidiaries (Pronghorn, Encore, etc.)
•Imerys S.A.
•Liberty Materials Inc.
•Liberty Oilfield Services and Subsidiaries like PropX •NexTier
•Nomad Proppant Services, LLC
•Oil-Dri Corporation
•Performance Proppants
•Profrac Services
•Sand Revolution
•Sandcan
•Select Sands Corp.
•Showa Chemical Industry Co., Ltd.
•Sierra Frac Sand, LLC
•Signal Peak Energy, LLC
•Smart Sand, Inc.
•Solaris Oilfield Infrastructure
•Superior Silica Sands LLC
•TSS (Total Sand Solution)
•V SandCo, LLC d/b/a Vista Sand
•Vista Proppants and Logistics, Inc.
•Vorto A.I.

        Addendum B

2.    Customers:
(all entities listed shall include affiliates of such entities)

•Antero Resources •Archer-Daniels-Midland Company
•BJ Services Company
•C.E.D. Greentech
•Caesarstone, Ltd.
•Cambria Company
•Cargill, Incorporated
•Elite Quartz Manufacturing
•Halliburton Company
•Heineken Holding N.V.
•Liberty Oilfield Services LLC
•LX Granite Inc.
•Molson Coors Beverage Company
•NexTier Oilfield Solutions •Johns Manville
•Pioneer Natural Resources Company
•Short Mountain Silica Co.
•Sibelco

3.    Geographic Area:
·Colorado
·Illinois
·Louisiana
·New Jersey
·New Mexico
·North Dakota
·Oklahoma
·Pennsylvania
·Texas
·West Virginia
·Wisconsin

        Addendum B